CREATOR CAPITAL LIMITED

Canon’s Court, 22 Victoria Street

Hamilton, HM12, Bermuda

September 15, 2010

To Our Shareholders:

You are cordially invited to attend the 2010 Annual General Meeting of Shareholders of Creator Capital Limited, a Bermuda exempted company (the "Company" or “CCL”), which will be held at 11:00 a.m. Eastern Daylight Time, on Friday, October 1, 2010 at 73 Front Street, 2nd Floor; Hamilton HM 12; Bermuda (the "Annual General Meeting").

At the Annual General Meeting, Shareholders will vote to:

(i) change the name of the Company to “Fireflies Environmental Limited

(ii) alter the Memorandum of Association to allow the Objects for which the Company is formed and incorporated are unrestricted.

(iii) give the Board of Directors the discretion to effect a consolidation of the Company’s authorized share capital and outstanding shares by up to 20 to 1 (which would decrease the authorized shares and authorized share capital and increase the par value of its shares by the selected ratio), and, also in its discretion, subsequently to decrease the par value of the Company’s Common Stock by the same selected ratio (to a minimum of $.001 per share).  To subsequently increase the Company’s authorized shares to 105,003,000 and its authorized share capital to up to US$1,050,030.00,

(iv) fix the maximum number of persons to be elected to the Board of Directors at ten, to waive the requirements of Bye-law 54(a), to elect three persons to the Board of Directors, and to designate seven positions as casual vacancies and authorize the board to fill same as it sees fit;

(v) to consider, and if thought fit, to appoint Saturna Group, Chartered Accountants LLP as the auditors of the Company;

(vi) to consider and, if thought fit, to approve and ratify incentive stock options, and amendments to incentive stock options to purchase shares of CCL granted, which have not previously been approved by the shareholders.  To authorize the directors, in their discretion to grant stock options, and to amend stock options granted, subject to any regulatory approvals;

(vii) receive and consider the financial statements of CCL, together with the auditor's report thereon for the financial year ended December 31st, 2009; and

(viii) transact such other business as may properly come before the Annual General Meeting.  Further information concerning the meeting and the nominees for director can be found in the accompanying Notice and Proxy Statement.

We hope that you can attend the Annual General Meeting and assist the Board of Directors by voting for the election of directors; the ratification of the appointment of the auditors; and the discretion of the board to grant incentive stock options.  Whether or not you plan to attend the Annual General Meeting, please be sure to date, sign and return the proxy card in the enclosed, postage-paid envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes.  If you attend the meeting, you may vote in person, even if you have previously submitted a proxy card.

Sincerely,

“Deborah Fortescue-Merrin”

Deborah Fortescue-Merrin

Chairman of the Board

CREATOR CAPITAL LIMITED

73 Front Street, 2nd Floor;

Hamilton HM 12, Bermuda

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON Friday, October 1st 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual General Meeting of the Shareholders ("Annual General Meeting") of CREATOR CAPITAL LIMITED, a Bermuda exempted company (the "Company" or “CCL”), will be held at 73 Front Street, 2nd Floor; Hamilton HM 12, Bermuda, on Friday, October 1st 2010 at the hour of 11:00 a.m., Eastern Daylight Time, for the following purposes:

1.

To consider, and if thought fit, to change the name of the Company from “Creator Capital Limited” to Fireflies Environmental Limited.

2.

alter the Memorandum of Association to allow the Objects for which the Company is formed and incorporated are unrestricted.

3.

To consider and if thought fit, to grant discretion to the Board of Directors to effect a consolidation of the Company’s common shares by up to 20 to 1, and thereafter to reduce the authorized capital of the Company by decreasing the par value of its common shares from a maximum $0.20 per share to $0.001 per share, and, thereafter to increase the authorized shares of the Company’s Common Stock to 100,000,000 common shares (par value US$0.001), for a total of 105,030,000 shares, consisting of the 100,000,000 shares of Common Stock (par value US$0001) and 5,003,000 preference shares (par value US$0.01).

4.

To consider and, if thought fit, to fix the maximum number of persons to be elected to the Board of Directors at ten, to waive the provisions of Bye-law 54(a), to elect three persons to the Board of Directors, and to designate six positions as casual vacancies and authorize the board to fill same as it sees fit.

5.

To consider, and if thought fit, to appoint Saturna Group, Chartered Accountants LLP as the auditors of the Company;

6.

To consider and, if thought fit, to approve and ratify incentive stock options, and amendments to incentive stock options to purchase shares of CCL granted, which have not previously been approved by the shareholders.  To authorize the directors, in their discretion to grant stock options, and to amend stock options granted, subject to any regulatory approvals;

7.

Receive and consider the financial statements of CCL, together with the auditor's report thereon for the financial year ended December 31st, 2009; and

8.

To transact such other business as may properly come before the Annual General Meeting.  Further information concerning the meeting and the nominees for director can be found in the accompanying Notice and Proxy Statement.

This Notice and Proxy Statement and the enclosed form of proxy are being sent only to shareholders of record and beneficial owners of whom the Company is aware as of July 31st, 2010.  However, all shareholders of record on the date of the meeting are entitled to attend and to vote at the Annual General Meeting.  The Company's Form 20-F Annual Report for the year ended December 31st, 2009, including audited financial statements, is included with this mailing of the Proxy Statement and this Notice.

We hope you will be represented at the Annual General Meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important -- as is the vote of every shareholder -- and the Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement, and the giving of your proxy will not affect your right to vote in person if you attend the Annual General Meeting.

By Order of the Board of Directors

“Deborah Fortescue-Merrin”

Deborah Fortescue-Merrin

Chairman of the Board

DATED: September 15, 2010

2

CREATOR CAPITAL LIMITED

Canon’s Court, 22 Victoria Street

Hamilton HM12, Bermuda

PROXY STATEMENT

For the 2010 Annual General Meeting of Shareholders

Friday, October 1st 2010

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CREATOR CAPITAL LIMITED, a Bermuda exempted company ("the Company" or "CCL"), for use at the Annual General Meeting of the Company to be held at Hamilton, Bermuda, on Friday, October 1st 2010, at 11:00 a.m., Eastern Daylight Time, and at any adjournments or postponements thereof (the "Annual General Meeting").  Unless the context otherwise requires, references to the Company include CCL and its subsidiaries.  The proxy is revocable by (i) filing a written revocation with the Secretary of the Company prior to the voting of such proxy, (ii) giving a later dated proxy, or (iii) attending the Annual General Meeting and voting in person.  Shares represented by all properly executed proxies received prior to the Annual General Meeting will be voted at the meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted;

(i) FOR the change of the name of the Company;  (ii) FOR the alteration of the Memorandum of Association (iii) FOR the grant of discretion to the Board of Directors to effect a consolidation of the Company’s common shares, a subsequent reduction of the par value of the Company’s Common Stock and share capital, and a subsequent increase in the authorized shares of Common Stock (iv) FOR the election of the nominees approved by the Board;   (v) FOR the appointment of Saturna Group, Chartered Accountants, LLP as the Company's auditors;  (vi) FOR the granting, and amending of incentive stock options at the discretion of the Board of Directors; and   (vii) if any other matters properly come before the Annual General Meeting, in accordance with the best judgment of persons designated as proxies.

The Board has established July 31st, 2010as the date used to determine those record holders and beneficial owners of Common Stock to whom notice of the Annual General Meeting will be sent (the "Record Date").  On the Record Date, there were 87,467,288 shares of common stock, par value US$.01 per share (the "Common Stock"), outstanding.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held.  All matters presented at the Annual General Meeting require approval by a simple majority of votes cast at the meeting.

The presence, in person or by proxy, at the Annual General Meeting of at least two shareholders entitled to vote is necessary to constitute a quorum at the Annual General Meeting.  This Notice, Proxy Statement and enclosed form of proxy are first being mailed on or about September 15th, 2010

PROPOSAL 1

CHANGE OF CORPORATE NAME

On August 31st, 2010, the Board approved as a special resolution for shareholder approval at the Annual Meeting of Shareholders, a change of the Company’s name from Creator Capital Limited (“CCL”) to FIREFLIES ENVIRONMENTAL LIMITED.

The Company has made the difficult decision to redirect its efforts towards those industries which are of a more economically and socially relevant nature.  It is felt that with a new direction, a new name must mirror that strategy.

The proposed name Fireflies Environmental Limited., accurately reflects the direction the Company wishes to pursue in the future.

MANAGEMENT STRONGLY RECOMMENDS THE APPROVAL OF PROPOSAL 1 TO CHANGE THE NAME OF THE COMPANY.

PROPOSAL 2

ALTERATION OF MEMORANDUM OF ASSOCIATION

On August 31st, 2010 the Board approved as a special resolution for shareholder approval at the Annual Meeting of Shareholders, the Alteration of the Memorandum of Association as follows:

The deletion of the existing Clauses 5 and 6 in their entirety and the substitution of new Clauses 5 and 6 as follows:-

5.

The objects for which the Company is formed and incorporated are unrestricted.

6.

Subject to paragraph 4, the Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity rights, powers and privileges of a natural person, and:-

(i)

pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are at the option of the holder, liable to be redeemed;

(ii)

pursuant to Section 42A of the Act, the Company shall have the power to purchase its own shares for cancellation; and

(iii)

pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.”

The current Memorandum of Association of the Company allows the company to operate as follows: -

"to carry on business as a research, development, manufacture and marketing company and to develop. produce, assemble, promote, market, dispose of or otherwise deal with gaming technology, equipment, prototypes and material of any nature or kind whatsoever related thereto"

These articles are obviously of such a limited nature that the Company is wholly and solely restricted from pursuing any other type of non-gaming business venture.  After almost 13 years of pursuing ventures which fit into the narrow confines of the articles, it is in the Company’s and the Shareholders’ best interests to alter these articles to allow for an unsrestricted base from which to pursue other business ventures

MANAGEMENT STRONGLY RECOMMENDS THE APPROVAL OF PROPOSAL 2 TO ALTER THE MEMORANDUM OF ASSOCIATION OF THE COMPANY.

PROPOSAL 3

CONSOLIDATION OF SHARE CAPITAL, SUBSEQUENT REDUCTION OF SHARE CAPITAL

AND INCREASE OF AUTHORIZED SHARES

On August 31st, 2010, the Board approved a special resolution for shareholder approval at the Annual Meeting of Shareholders.  The special resolution provides for the grant of discretion to the Board to effect a consolidation of the Company’s Common Stock by up to 20 to 1 (the "Consolidation"), and the discretion to thereafter reduce the share capital by a reduction in the par value of the Common Stock (from a maximum of $.20 post-consolidation per share value to $.01 per share value) and the discretion thereafter to increase the authorized Common Stock of the Company to 100,000,000 Common Shares, par value US$ 0.01 each.

The Consolidation

Management believes that the Company may need a significant portion of its authorized but unissued share capital to obtain an infusion of new capital in order to finance acquisitions or significant projects.  The consolidation of up to 20:1 would leave an authorized share capital of only 5,000,000.  Increasing the authorized share capital back up to 100,000,000 gives the Company the ability and flexibility to decide what percentage of the Company should be issued in connection with a capital infusion or acquisition transaction.

In order to make additional shares available, some companies engage in transactions known as “reverse stock splits,” whereby their outstanding shares are reduced by a factor.  In many jurisdictions, this would result in a reduction in the shares outstanding and a corresponding increase in unissued shares.  Another alternative would be simply to increase the number of authorized shares that a company may issue.  Because the Company’s corporate matters are governed by Bermuda law, however, neither of these alternatives provides a complete solution.

If the Company simply increased its authorized shares, it would also thereby increase its authorized share capital and thereby incur significant increased costs to maintain its charter under Bermuda law.  (Share capital is determined by multiplying the number of authorized shares by the par value of those shares.)  If the Company engaged in a reverse stock split type of transaction, which under Bermuda law is called a “consolidation,” the result under Bermuda law would be a corresponding decrease in its authorized shares, and a corresponding increase in the par value of the consolidated shares.  In other words, using a ten for one consolidation as an example, if the Company consolidated its Common Stock, it would go from 100,000,000 shares outstanding to 10,000,000 shares outstanding, but would also go from 100,000,000 shares authorized to 10,000,000 shares authorized.  In addition, under a consolidation the par value would be increased, so that the authorized share capital would not be changed.  Using the above example, 100,000,000 shares of $.01 par value would be consolidated to 10,000,000 shares of $.10 par value, so that the authorized share capital of $1,000,000 would remain unchanged.

To avoid the imposition of the increased corporate charter costs and still create sufficient authorized but unissued shares, the Company’s authorized shares would be consolidated, and the Board would thereafter reduce the par value of the Common Stock, and then increase the authorized shares of Common Stock in order to have authorized but unissued shares available for the transaction then pending, without a significant increase in the authorized share capital of the Company, and therefore the increased corporate costs of such share capital.  The Board would determine the size of the consolidation at the time a transaction presented itself, taking into account the type of acquisition to be made, and its funding requirements.

The Preference Shares would not be consolidated under Proposal 3, but the number of shares of Common Stock issuable upon conversion of the Preference Shares would be reduced in the same proportion as the consolidation.

The Reduction in Par Value and the Increase in Share Capital

After determining the size of the consolidation necessary to effect a proposed transaction, the Board would then have the discretion to reduce the par value of the Common Stock and increase the newly-consolidated authorized shares to a maximum of 105,030,000 shares (consisting of the newly-increased 100,000,000 shares of Common Stock and the original 5,003,000 Preference Shares). The increase in share capital would provide the Company with flexibility in funding future capital needs by making additional Common Stock available.

As discussed above, the consolidation will increase the par value of the Common Stock inversely to the proportion of the consolidation.  Assuming the maximum consolidation of 20 to 1, the par value would be increased by a factor of 20, or from $.01 to $.20.  In order to reduce the authorized share capital so as to minimize corporate charter fees, the Board would then have the discretion to reduce the par value of the Common Stock to $.01 per share.   The Board could thereafter increase the authorized shares of Common Stock of the Company from 5,000,000 (assuming a consolidation of a maximum 20 to 1) to 100,000,000, but the authorized share capital would only be $105,030.  If the authorized shares were increased without reducing the consolidated par value, the authorized share capital would be $10,500,300, and the corporate charter fees would be significantly increased.

Granting the Board the discretion to effect the consolidation and share increase would make shares available for potential investors in the Company without the burden and expense of a special meeting of shareholders or having to wait for the next Annual Meeting of Shareholders.  The reduction in par value would mean that the consolidation and share increase would not result in higher corporate maintenance costs for the Company.  The size of the par value reduction and share increase would be determined by the Board in conjunction with the size of the consolidation, at the time a transaction presented itself, taking into account the type of acquisition to be made, and its funding requirements. If the stockholders at the Annual General Meeting approve granting the Board the discretion to effect the consolidation, reduction in par value and share increase, then the consolidation, par value reduction and share Increase would become effective on a date or dates (the "Effective Date(s)") selected by the Board, at its discretion.  This discretion would be exercised in order to prepare the Company for a new project, the infusion of new capital or the completion of an acquisition which would require a financing on or prior to the Company's next Annual General Meeting of Stockholders

Treatment of Outstanding Shares after a Consolidation; Consolidation Procedures

At the Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), would be reclassified as and changed into a fraction of a share of the Company's Common Stock, par value up to a maximum of US$.20 per share (the "New Common Stock"), with the fraction determined by the Board at the time of the consolidation.  For example if the Board authorizes a consolidation from twenty (20) to one (1), then a share of the New Common Stock will be one-twentieth of a share of the Old Common Stock.  Fractional shares of New Common Stock will not be issued.  Instead, all fractional shares will be rounded up to the next full share.  Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock.  These forms will be used to forward certificates formerly representing shares of Old Common Stock for surrender.  These surrendered certificates would then be exchanged for certificates representing whole shares of New Common Stock.

PLEASE DO NOT SUBMIT ANY CERTIFICATES UNLESS AND UNTIL REQUESTED TO DO SO.

Tax Treatment

Consummation of the consolidation, par value reduction and share increase will not have any significant federal tax consequences to stockholders.  In the United States, the transaction should be treated as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement.

Advantages of the Consolidation, Par Value Reduction and Share Increase

1.

Increased Ability to Raise Capital and/or Make Acquisitions. The net effect of Proposal 2 would be to reduce the percentage of ownership of the shareholders of the Company in connection with the infusion of new capital or the acquisition of a new project.  The Company believes that such transactions would increase the marketability and liquidity of the Common Shares and allow the Company to embark upon an investor relations programme in conjunction with any new acquisitions completed.

 3.

An Increase in the Company’s Stock Price Would Increase Marketability of the Stock. The Board believes that an increased price per share of the Common Stock may increase the following of the stock among members of the investment community, including those persons who may have an interest in making new investments in the Company's common stock.  This may improve the Company's ability to raise capital, particularly from private investors.  The Board also believes that the current low per share price of the Common Stock limits the effective marketability of the Common Stock.  This is due to the reluctance of many brokerage, financial and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios.  Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks.  Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive.  Please see the discussion below with respect to the “Penny-Stock” rules.

Disadvantages of the Consolidation, Par Value Reduction and Share Increase

1.

No Fractional Shares Will Be Issued.  If the Board decides to effect a consolidation of the Company’s authorized share capital, each shareholder’s common shares could be reduced by up to nine (19) shares.  (Since the most the Board would have the discretion to consolidate the shares is from twenty (20) to one (1), the highest number of shares that would be “left over” and therefore cashed out, would be nineteen (19).  If the Board consolidated the shares from fifteen to one, the highest number of shares that would be “left over” would be four (14).)  Shareholders that own nine (19) or fewer shares of the Company’s common stock (depending upon the consolidation ratio) would receive one share.

2.

The Consolidation May Increase the Number of Shareholders Who Own Odd Lots.  “Odd lots” are holdings of less than 100 shares.  Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales.

3.

Shareholders May Suffer Dilution in the Book Value of Their Shares or Their Percentage Ownership of the Company.  The consolidation and share increase will only occur in connection with a financing or acquisition, which will result in the issuance of additional shares.  Issuance of additional shares will decrease the then current shareholders’ proportionate interest in the Company.  If such shares are issued at less than the book value of the Company, the then current shareholders would also suffer dilution in the value of their shares.

4.

If approved, Proposal 2 will result in the availability of authorized shares of Common Stock that could be used for conversion of Preference Shares.

Other Considerations:

1.

"Penny" Stock Regulation of Broker-Dealer Sales of Company Securities May Apply to Sales of the Company’s Securities.   A penny stock means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more or .  (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person.   Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).

For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale.  In order to approve a person's account for transactions in penny stock, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of shareholders to sell their shares in the market.

THE PENNY STOCK RULES MAY APPLY WHETHER OR NOT PROPOSAL 2 IS APPROVED OR IF THE CONSOLIDATION IS EFFECTED.

2.

Anti-Takeover Effects of Proposal 2.

As a result of an increase in the authorized shares of the Company, there will be an increase in the number of authorized shares that are unissued and available for future issuance (the “Available Shares”).  The Board of Directors could issue the Available Shares for any proper corporate purpose, including, among others, future financing transactions, without shareholder approval.  The increase in the authorized capital of the Company and the creation of Available Shares may be construed as having an anti-takeover effect.  Although neither the Board nor management of the Company views the increase of the authorized capital as an anti-takeover measure, the Company could use the Available Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by making it more difficult, or discourage to varying degrees and in various circumstances, a merger, tender offer, proxy contest or acquisition of control of a large block of the Company's Common Stock without prior approval of the Board.

If Proposal 2 is approved by the shareholders, and a consolidation and increase of the authorized share capital of the Company is effected, the Company will then be in a position to issue Common Stock for the Unconverted Preference Shares.  A consolidation will also proportionately decrease the number of shares of Common Stock that would be issued to holders of Preference Shares upon conversion.

The number of Preference Shares would not be affected by the consolidation, but the number of shares of Common Stock issuable upon conversion would be reduced by the same proportion as the consolidation.

THE BOARD STONGLY RECOMMENDS APPROVAL OF PROPOSAL 2 TO GRANT OF DISCRETION TO THE BOARD TO EFFECT THE CONSOLIDATION, PAR VALUE REDUCTION AND SHARE INCREASE

PROPOSAL 4

ELECTION OF DIRECTORS

The Shareholders may, by passing a resolution at the annual general meeting ("AGM") determine the maximum number of Directors that may be appointed to the Board from time to time subject always to the terms of the bye-laws.  If the shareholders determine the maximum number of directors (e.g. ten) and then elect a lesser number (e.g. three), a formal vacancy arises.  The shareholders can fill this formal vacancy(ies) at a general meeting of the Company or they can pass a resolution (i) designating the vacancy as a casual vacancy and (ii) authorizing the Directors to fill such vacancy(ies).  So long as a quorum of Directors remains in office, the Board shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a vacancy designated as a "casual" vacancy by the Shareholders.  In this connection, casual vacancy is understood to be a vacancy that arises otherwise than by the expiration of a term of office.  Accordingly, there will be a casual vacancy if the vacancy is designated as such by the shareholders, a director, dies, resigns, is removed, becomes disqualified from holding office and/or any other reason other than that arising by rotation.

In accordance with the Company's Bye-Laws, specifically bye-law 54(a) the number of Directors shall be ten.  The Board recommends the election to the Board of the three nominees whose names appear below.  As a result there shall be seven casual vacancies, which the Board should be authorized to fill as and when it sees fit.  In the absence of instructions to the contrary, the enclosed proxy will be voted FOR the nominees listed below.

Pursuant to the Bye-Laws of the Company, one director may be appointed by Harrah's Interactive Investment Company, a Nevada Corporation ("HIIC", and together with its affiliates, the "HIIC Entities"), pursuant to ByeLaw 54B.  Bye-Law 54B provides that during such time as the HIIC Entities own 10% or more of the outstanding voting securities, or their equivalents, of the Company, on a fully-diluted basis, the HIIC Entities will have the ability to appoint a percentage of directors (rounded to the nearest 10%).  This percentage of directors has the same proportion to the size of the entire Board as the number of such voting securities held by the HIIC Entities bears to the total number of such securities, on a fully diluted basis.  The HIIC Entities will also be entitled to such proportionate representation on the Executive, Compensation and Audit Committees of the Board.  On the Record Date, the HIIC Entities owned approximately 6,886,915 of the outstanding voting securities (7.89%), or their equivalents, of the Company.  The HIIC Entities have elected not to exercise their right to appoint a member to the Board for the coming year.

With respect to the nominees for the three members of the Board to be elected by the shareholders of the Company at the Annual General Meeting, the following sets forth the name of each nominee and, for each, the period during which the nominee has served as a director, information relating to the nominee's age, principal occupation and business experience during the past five years, any other directorships held by the nominee in publicly held companies and certain other information.  Information with respect to the ages of directors is as of July 31st 2010, and information as to their ownership of shares of Common Stock as of that date is provided under the caption "Security Ownership By Directors, Officers and Five Percent (or more) Shareholders.

ANTHONY P. CLEMENTS, age 64, has been a director of the Company since March of 1992.  Mr Clements is an investment banker.  From 2002 to the present, Mr Clements has been the Head of Corporate Finance with ODL Securities, based in London, England.  From March 1998 to 2002 Mr. Clements was an investment banker with Yorkton Securities, also based in London, England and from 1994 to 1998, he was an investment banker with T. Hoare & Co.  Mr. Clements also served as a director of the Company's operating subsidiary from August 10, 1995 until its amalgamation with the Company on June 17th, 1997.  Prior to 1994, Mr. Clements was an investment banker for Rickets & Co., also based in London.  Mr. Clements has also managed the North American portfolio of Postel Investment Management (pension fund managers for both the Post Office and British Telecom) from 1973 until 1987, and has worked in areas of corporate finance since 1987.

DEBORAH FORTESCUE-MERRIN, age 54, has been a director of the Company since September 10th, 1999, and she was previously a director of the Company from October 1995 to October 1997.  Mrs. Merrin is Vice-President of J. Perot Financial Corp., a private investment management firm located in Vancouver, British Columbia, Canada.  Previous to joining J. Perot Financial, Mrs. Merrin was a securities broker for twelve years, and worked in the area of corporate finance from 1989-1992, specializing in special situations concerning medical issues.  Mrs. Merrin is the President and a Director of North American Medical Services Inc., also a publicly traded company.  Mrs Merrin is also currently the President, and Chairman of Creator Capital Limited

ANASTASIA KOSTOFF-MANN, age 63, has been a director since September 10th, 1999, and she was previously a director of the Company until September 1996.  Mrs Mann has over 30 years experience in the hotel, sales and marketing, and travel industry.  She is the Founder and Chairman of the Corniche Group of Companies, overseeing all aspects of travel and meeting management for corporate accounts.  She is a lifetime director and former President and Chairman of the International Travel & Tourism Research Association (TTRA).  Ms Mann currently serves a commissioner on the California Travel and Tourism Commission where she also sits on the Executive Committee.  Ms Mann is also currently the Vice President of Creator Capital Limited.

The Company is not aware of any arrangements or understandings between any of the individuals named above and any other person pursuant to which any of the individuals named above were selected as a director and/or executive officer.  The Company is not aware of any family relationship among the officers and directors of the Company or its subsidiaries.  The only arrangement with respect to members of the Board of which the Company is aware is the right of the HIIC Entities to appoint directors to the Board pursuant to Bye-Law 54B of the Company's Bye-Laws.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Meetings:

   The Board of Directors did not hold any formal meetings during the fiscal year ended December 31st, 2009.  Pursuant to the Company's current Bye-Laws, the Board consists of three directors.

Compensation:

   All of the directors of the Company are re-imbursed for out-of-pocket expenses.  The directors of the Company receive no other compensation.  No stock options were awarded to the directors of the Company during 2009.

Executive Committee

   The Executive Committee of the Board currently consists of Ms Fortescue-Merrin, and Mr Tony Clements.  The principal functions of the Executive Committee are to exercise the power of the Board in the management of the business and affairs of the Company with certain exceptions. The executive committee did not hold any meetings during the fiscal year ended December 31st, 2009.

Audit Committee

   The Audit Committee of the Board currently consists of Ms Fortescue-Merrin, and Mr Tony Clements.  The principal functions of the Audit Committee are to make recommendations to the Board regarding;  (i) its independent auditors to be nominated for election by the shareholders; (ii) to review the independence of such auditors;  (iii) to approve the scope of the annual audit activities of the independent auditors;  (iv) to approve the audit fee payable to the independent auditors;  (v) and to review such audit results. The audit committee did not hold any meetings during the fiscal year ended December 31st, 2009.

Compensation Committee

   The Compensation Committee currently consists of Ms Mann, and Mr Tony Clements.  The Compensation Committee did not hold any meetings during the fiscal year ended December 31st, 2009.  For information on the duties and actions of the Compensation Committee, see "Report on Compensation."

SECURITY OWNERSHIP BY DIRECTORS, OFFICERS AND

FIVE PERCENT (OR MORE) SHAREHOLDERS

   As of December 31st, 2009, based on information supplied to the Company, CCL's directors and executive officers as a group may be deemed to own beneficially (including shares purchased upon exercise of stock options and warrants, exercisable within 60 days) less than 1% of the outstanding shares of Common Stock. To the knowledge of the directors and officers of the Company, the following directors and officers of the Company and owners of five percent (or more) of the outstanding Common Stock beneficially own the shares of Common Stock set forth below.

Name	Amount and Nature Of Beneficial Ownership	Percent of Class (1)

Anthony P. Clements (2) Deborah Fortescue-Merrin (3) Anastasia Kostoff-Mann (4) Directors and Officers as a Group (3 individuals) Harrah's Interactive Investment Company (HIIC) (5)	options 1,100,000 options 1,600,000 common shares 48,500 options 1,050,000 common shares 6,886,915	* * * * * 7.29%

*Less than 1%

(1)

Percent of class is determined by dividing the number of shares beneficially owned by the outstanding number of shares of the Company, and increased by options and warrants for,6,950,000, which are currently exercisable.

(2)

Includes options for 100,000 shares granted on October 11th, 2001

(3)

Does not include 1,406,870 shares of Common Stock, which have been donated to a charitable foundation of which both Mr & Mrs Merrin are directors. Includes options for 100,000 shares granted on October 11, 2001.

(4)

Includes options for 50,000 shares granted on October 11th, 2001

(5)

Harrah's Interactive Investment Company's address is 1 Harrah’s Court, Las Vegas, Nevada, 89119-4312.

EXECUTIVE COMPENSATION

   The following table sets forth all compensation for services in all capacities to the Company for the three most recently completed fiscal years in respect of each of the individuals who served as the Chief Executive Officer during the last completed fiscal year and those individuals who were, as of December 31st, 2007, the executive officers of the Company whose individual total compensation for the most recently completed financial year exceeded $100,000 (collectively, the "Named Executive Officers") including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an Officer at the end of the most recently completed financial year:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards.
Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards (#)	Securities Underlying Options (#)

Deborah Fortescue-Merrin Chairman	12/31/09 12/31/08 12/31/07 12/31/06	US$42,000 US$42,000 US$42,000 US$52,029	NIL NIL NIL NIL	NIL NIL NIL NIL	NIL NIL NIL NIL NIL	1,500,000

OPTION GRANTS IN THE LAST FISCAL YEAR

No Option shares were granted to directors and or consultants during the year ending December 31st, 2009.  Current Options outstanding are detailed in the table below:

Name	No of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Directors and Officers in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Tony Clements Tony Clements Deborah Merrin Deborah Merrin Anastasia Mann Anastasia Mann	100,000(1) 1,000,000(2) 100,000(1) 1,500,000(2) 50,000(1) 1,000,000(2)	xx 28.57% xx 42.86% xx 28.57%	$0.35 $0.25 $0.35 $0.25 $0.35 $0.25	10-11-11 04-06-12 10-11-11 04-06-12 10-11-11 04-06-12	xx xx xx xx xx xx	xx xx xx xx xx xx

(1)

Options granted on October 11th, 2001

(2)

Options granted on April 6th, 2007

FISCAL YEAR-END OPTION VALUES

   No options were exercised by the named Executive Officers during the fiscal year ended December 31st, 2009. No options listed in this table were in-the-money at the end of the fiscal year ended December 31st, 2009.

Number of Securities Underlying Unexercised Options at Fiscal Year End 2009
Name	Exercisable	Unexercisable

Deborah Fortescue-Merrin(1) Deborah Fortescue-Merrin(2)	100,000 1,500,000	NIL NIL

(1) Options granted on October 11, 2001

(2) Options granted on April 6, 2007

REPORT ON COMPENSATION

   Ms Deborah Fortescue-Merrin served as President & Chairman of the CCL during the fiscal year 2009.  She was compensated on a consulting basis, and she received US$42,000 during 2009 (by way of a company in which she holds a controlling interest), compared with US$42,000 during 2008, and US$43,000 during 2007 respectively.  These amounts owing have been accrued but not paid since March 2006.

The Members of the Board of Directors during the Fiscal Year Ended December 31st, 2009:

Anthony P. Clements

Deborah Fortescue-Merrin

Anastasia Kostoff-Mann

PROPOSAL 5

APPOINTMENT OF AUDITOR

On February 19th, 2010 the Board of Directors approved a resolution terminating the services of BDO Dunwoody LLC as the Company’s external principal accountant and auditor.

Amisano Hansen merged into BDO Dunwoody LLC in 2006.  Subsequent to this merger the audit fees increased significantly from 2006 to 2008.  These fees were determined to be unacceptably high for an inactive company with only a handful of licencing fee deposits occurring each year. Thus the decision was made to act upon a referral and the Company appointed The Saturna Group Chartered Accountants as the Company’s principal external accountant and auditor for the U.S. SEC.

   Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted FOR the appointment of Saturna Group, Chartered Accountants LLP, located in Vancouver, B.C., Canada, as the auditor of the Company, to hold office for the ensuing year, at a remuneration to be negotiated by management, and approved by the Board.

PROPOSAL 6

APPROVAL OF THE GRANTING OF STOCK OPTIONS

   Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted FOR the approval and ratification of, and amendments to Incentive Stock Options to purchase common shares of Creator Capital Ltd. granted, which have not been previously approved by the shareholders.  This proposal also authorizes the directors, in their discretion, to grant stock options, and to amend stock options granted, subject to any regulatory approvals required.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

   DEBORAH FORTESCUE-MERRIN, a Director of the Company was appointed the Chairman of the Board and President at the Directors Meeting September 11th, 1999.  She was re-appointed at the Directors Meeting of March 31st, 2007.

   ANASTASIA KOSTOFF-MANN, a Director of the Company was appointed Vice-President June 9th, 2000.  She was re-appointed at the Director’s meeting of March 31st, 2007.

SOLICITATION OF PROXIES

   The cost of soliciting proxies will be borne by the Company.  Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of stock and normal handling charges will be paid for such forwarding services.

OTHER MATTERS

   Management of the Company is not aware of any other matter to come before the meeting other than as set forth in the notice of meeting. If any other matter properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED:  September 15, 2010

Creator Capital Limited

Proxy for 2010 Annual General Meeting of Shareholders on

 Friday, October 1st, 2010

This Proxy is Solicited on Behalf of the Board of Directors of Creator Capital Limited

  The undersigned hereby appoints Sharon J Davis {on behalf of Meridian Fiduciary Services (Bermuda) Ltd.}  with full power of substitution, the undersigned's true and lawful attorneys and proxies to vote the shares of Common Stock of Creator Capital Limited, which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at Hamilton, Bermuda, on Friday, October 1st, 2010at 11:00 a.m. Eastern Daylight Time, and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as indicated on this card for the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

  Unless otherwise instructed, this proxy will be voted for the nominees listed in Proposal 4 and for approval of the matters set forth in Proposals 1,2, 3, 5 and 6.

  Please mark, sign and mail this proxy promptly in the enclosed envelope.

1.  Change of name to Fireflies Environmental Limited.

[_] FOR

[_] AGAINST

     [_] ABSTAIN\

approval

approval

2.  Alteration of Memorandum of Association

[_] FOR

[_] AGAINST

     [_] ABSTAIN\

approval

approval

3.  Consolidation and Increase in Capital

[_] FOR

[_] AGAINST

     [_] ABSTAIN

approval

approval

4.  Election of the following three Director Nominees:

 A Clements, D Fortescue-Merrin, A Kostoff-Mann,

[_] FOR

[_] WITHHELD

[_] FOR, except

nominees

from nominees

vote withheld

from the following

nominees

5.  FOR the appointment of Saturna Group, Chartered Accountants, LLP as the Company's auditor:

[_] FOR

[_] AGAINST

     [_] ABSTAIN

approval

approval

6.  Approve and ratify incentive Stock Options:

[_] FOR

[_] AGAINST

     [_] ABSTAIN

approval

approval

Dated: _____________, 2010

No of Shares:

Signature:

Capacity/Title:

PLACE SHAREHOLDERS ADDRESS

& # SHARES HELD LABEL HERE

Please sign the exact name of the shareholder as it appears hereon. If acting as administrator, trustee or in other representative capacity, please sign name and title.  Please check mark, sign, date, and mail this proxy promptly in the enclosed envelope.